EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-105706, 333-034092 and 333-157372 of The Hartford Financial Services Group, Inc. and its subsidiaries on Form S-8 of our report dated June 28, 2011, appearing in this Annual Report on Form 11-K of The Hartford Investment and Savings Plan for the year ended December 31, 2010.
DELOITTE & TOUCHE LLP
Hartford, Connecticut
June 28, 2011